EXHIBIT 99.1

AutoZone 4th Quarter Same Store Sales Increase 3.0%; 4th Quarter EPS of $22.59; Annual Sales of $11.9 Billion

MEMPHIS, Tenn., Sept. 24, 2019 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) today reported net sales of $4.0 billion for its fourth quarter (17 weeks) ended August 31, 2019, an increase of 12.1% from the fourth quarter of fiscal 2018 (16 weeks). Excluding sales from the additional week included in this year’s quarter, adjusted sales were up 5.4%. Domestic same store sales, or sales for stores open at least one year, increased 3.0% for the quarter. Same store sales are computed on a 16-week basis.

Net income for the quarter increased $164.9 million, or 41.2% over the same period last year to $565.2 million, while diluted earnings per share increased 50.4% to $22.59 per share from $15.02 per share in the year-ago quarter. Operating profit increased 32.1% to $780.8 million. Excluding the additional week in the fourth quarter of 2019 and the pension plan termination costs which occurred in the fourth quarter of 2018, adjusted net income for the quarter increased 6.1% over the previous year’s quarter to $524.3 million, while adjusted diluted earnings per share increased 13.0% to $20.95 per share. Adjusted operating profit increased 0.5% to $725.0 million.

For the quarter, gross profit, as a percentage of sales, was 53.4% (versus 53.6% the same period last year). The decrease in gross margin was attributable to lower merchandise margins driven primarily by a shift in mix. Operating expenses, as a percentage of sales, were 33.8% (versus 37.0% the same period last year), with leverage primarily due to last year’s pension plan termination charge of $130.3 million (366 bps) and the additional week of sales, partially offset by increased domestic store payroll (58 bps).

For the fiscal year ended August 31, 2019, sales were $11.9 billion, an increase of 5.7% from the prior year, while domestic same store sales were up 3.0% for the year. Same store sales are computed on a 52-week basis. Gross profit, as a percentage of sales, was 53.7% (versus 53.2% the same period last year). The increase in gross margin was primarily attributable to the impact of the sale of two businesses completed in the prior year (37 basis points). Operating expenses, as a percentage of sales, were 35.0% (versus 37.1% the same period last year) primarily due to last year’s impairment charges of $193.2 million related to the sale of two businesses and pension plan termination charges of $130.3 million, partially offset by increased domestic store payroll (66 bps) in 2019. For fiscal 2019, net income increased 20.9% to $1.6 billion and diluted earnings per share for the year increased 30.1% to $63.43 from $48.77. Net income and diluted earnings per share benefitted from an additional week of sales in the current year and the prior year’s impairment and pension termination charges. Return on invested capital finished the year at 35.7%, while full year cash flow before share repurchases and changes in debt was $1.759 billion.

Under its share repurchase program, AutoZone repurchased 634 thousand shares of its common stock for $692 million during the fourth quarter, at an average price of $1,091 per share. For the fiscal year, the Company repurchased 2.2 million shares of its common stock for $2.005 billion, at an average price of $919 per share. At year end, the Company had $476.8 million remaining under its current share repurchase authorization.

The Company’s inventory increased 9.5% over the same period last year, driven by increased product placement and new stores. Inventory per store was $674 thousand versus $636 thousand last year and $688 thousand last quarter. Net inventory, defined as merchandise inventories less accounts payable, on a per location basis, was a negative $85 thousand versus negative $75 thousand last year and negative $58 thousand last quarter.

“I would like to congratulate and thank our entire organization for the solid performance they delivered in our fourth quarter and fiscal year. Our customer service and trustworthy advice are what continue to differentiate us across our industry, and our AutoZoners’ passion to deliver superior service has allowed us to consistently deliver strong financial results. For the year, we delivered several impressive accomplishments which include a record $11.9 billion in total sales, three percent same store sales growth, domestic Commercial sales grew by 13.4% (on a 52-week basis), the opening of 209 stores globally and 152 additional domestic Commercial programs, and repurchasing a record $2 billion of our common stock. I am especially proud to say our organization delivered on the major initiatives we set for ourselves at the beginning of the year: we invested in incremental wages for our most tenured hourly store AutoZoners’ and we accelerated our investment in information technology with specific emphasis on expanding our Omnichannel initiatives, which contributed to us gaining market share across our industry. We also improved our return on invested capital from the prior year of 32.1% to 35.7%. As we start a new fiscal year, we promise to remain committed to delivering exceptional customer service while growing our Retail, Commercial, and International businesses. We will maintain our disciplined approach to growing operating earnings and utilizing our capital effectively,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

During the quarter ended August 31, 2019, AutoZone opened 86 new stores in the U.S., 28 stores in Mexico and 10 stores in Brazil. As of August 31, 2019, the Company had 5,772 stores in 50 states in the U.S., the District of Columbia, Puerto Rico and Saint Thomas, 604 stores in Mexico and 35 stores in Brazil for a total count of 6,411.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the Americas. Each AutoZone store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations and public sector accounts. AutoZone also sells the ALLDATA brand diagnostic and repair software through www.alldata.com. Additionally, we sell automotive hard parts, maintenance items, accessories and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com. AutoZone does not derive revenue from automotive repair or installation.

AutoZone will host a conference call this morning, Tuesday, September 24, 2019, beginning at 10:00 a.m. (EDT) to discuss its fourth quarter results. Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozone.com by clicking “Investor Relations,” located at the bottom of the page. The call will also be available by dialing (210) 839-8923. A replay of the call and slides will be available on AutoZone’s website. In addition, a replay of the call will be available by dialing (203) 369-1211 through Tuesday, October 8, 2019, at 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP measures include adjusted results for adjustments to exclude the additional week in the current year’s fourth quarter, pension termination charges in the fourth quarter of 2018, return on invested capital, adjusted debt, adjusted debt to EBITDAR and cash flow before share repurchases. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP. Management targets the Company’s capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables. The Company believes this is important information for the management of its debt levels and share repurchases. We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could” and similar expressions. These are based on assumptions and assessments made by our management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that we believe to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand; energy prices; weather; competition; credit market conditions; cash flows; access to available and feasible financing; future stock repurchases; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; war and the prospect of war, including terrorist activity; inflation; the ability to hire, train and retain qualified employees; construction delays; the compromising of confidentiality, availability or integrity of information, including cyber-attacks; historic growth rate sustainability; downgrade of our credit ratings; damages to our reputation; challenges in international markets; failure or interruption of our information technology systems; origin and raw material costs of suppliers; impact of tariffs; anticipated impact of new accounting standards; and business interruptions. Certain of these risks are discussed in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of this Annual Report on Form 10-K for the year ended August 25, 2018, and these Risk Factors should be read carefully. Forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements, and events described above and in the “Risk Factors” could materially and adversely affect our business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com

AutoZone's 4th Quarter Highlights - Fiscal 2019

Condensed Consolidated Statements of Operations
4th Quarter 2019
(in thousands, except per share data)
	GAAP Results
	17 Weeks Ended	16 Weeks Ended
	August 31, 2019	August 25, 2018

Net sales	$3,988,435	$3,558,769
Cost of sales	1,858,035	1,650,890
Gross profit	2,130,400	1,907,879
Operating, SG&A expenses	1,349,625	1,316,640
Operating profit (EBIT)	780,775	591,239
Interest expense, net	61,197	54,340
Income before taxes	719,578	536,899
Income taxes (1)	154,350	136,617
Net income	$565,228	$400,282
Earnings per share:
Basic	$23.15	$15.27
Diluted	$22.59	$15.02
Weighted average shares outstanding:
Basic	24,417	26,212
Diluted	25,019	26,649

	Adjustments
	August 31, 2019 (2)	August 25, 2018 (3)

Net sales	$238,617	$-
Cost of sales	110,359	-
Gross profit	128,258	-
Operating, SG&A expenses	72,492	(130,263)
Operating profit (EBIT)	55,766	130,263
Interest expense, net	3,600	-
Income before taxes	52,166	130,263
Income taxes (1)	11,189	36,578
Net income	$40,977	$93,685
Earnings per share:
Basic	$1.68	$3.57
Diluted	$1.64	$3.52
Weighted average shares outstanding:
Basic	24,417	26,212
Diluted	25,019	26,649

	Adjusted Results
	16 Weeks Ended	16 Weeks Ended
	4th Quarter 2019 (2)	4th Quarter 2018 (3)

Net sales	$3,749,818	$3,558,769
Cost of sales	1,747,676	1,650,890
Gross profit	2,002,142	1,907,879
Operating, SG&A expenses	1,277,133	1,186,377
Operating profit (EBIT)	725,009	721,502
Interest expense, net	57,597	54,340
Income before taxes	667,412	667,162
Income taxes (1)	143,161	173,195
Net income	$524,251	$493,967
Earnings per share:
Basic	$21.47	$18.85
Diluted	$20.95	$18.54
Weighted average shares outstanding:
Basic	24,417	26,212
Diluted	25,019	26,649

(1)The Company's effective tax rate was 21.5% for the 17 weeks ended August 31, 2019 and 25.4% for the 16 weeks ended August 25, 2018.
Fourth quarter Fiscal 2019 and 2018 include $7.7M and $4.1M in tax benefits from stock options, respectively
(2)The Company adjusted Q4 Fiscal 2019 to exclude the impact of the 17th week of operations
(3)The Company adjusted Q4 Fiscal 2018 to exclude the pension termination charges of $93.7M, net of tax benefit of $36.6M

AutoZone's 4th Quarter Highlights - Fiscal 2019

Condensed Consolidated Statements of Operations
Fiscal Year 2019
(in thousands, except per share data)	GAAP Results
	53 Weeks Ended	52 Weeks Ended
	August 31, 2019	August 25, 2018

Net sales	$11,863,743	$11,221,077
Cost of sales	5,498,742	5,247,331
Gross profit	6,365,001	5,973,746
Operating, SG&A expenses	4,148,864	4,162,890
Operating profit (EBIT)	2,216,137	1,810,856
Interest expense, net	184,804	174,527
Income before taxes	2,031,333	1,636,329
Income taxes (4)	414,112	298,793
Net income	$1,617,221	$1,337,536
Earnings per share:
Basic	$64.78	$49.59
Diluted	$63.43	$48.77
Weighted average shares outstanding:
Basic	24,966	26,970
Diluted	25,498	27,424

(4)The Company's effective tax rate was 20.4% for the 53 Weeks Ended August 31, 2019 and 18.3% for the 52 Weeks Ended August 25, 2018.
Fiscal 2019 and 2018 include $46.0M and $31.3M in tax benefits from stock options exercised, respectively

Selected Balance Sheet Information
(in thousands)
	August 31, 2019	August 25, 2018
Cash and cash equivalents	$176,300	$217,824
Merchandise inventories	4,319,113	3,943,670
Current assets	5,028,685	4,635,869
Property and equipment, net	4,398,751	4,218,400
Total assets	9,895,913	9,346,980
Accounts payable	4,864,912	4,409,372
Current liabilities	5,512,141	5,028,681
Total debt	5,206,344	5,005,930
Stockholders' (deficit)	(1,713,851)	(1,520,355)
Working capital	(483,456)	(392,812)

AutoZone's 4th Quarter Highlights - Fiscal 2019

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR (Trailing 4 Qtrs)
(in thousands, except adjusted debt to EBITDAR ratio)
		53 Weeks Ended	52 Weeks Ended
		August 31, 2019	August 25, 2018
	Net income	$1,617,221	$1,337,536
Add:	Impairment before tax impact	-	193,162
	Pension termination before tax impact	-	130,263
	Interest	184,804	174,527
	Taxes	414,112	298,793
	Adjusted EBIT	2,216,137	2,134,281

Add:	Depreciation and amortization	369,957	345,084
	Rent expense	332,726	315,580
	Share-based expense	43,255	43,674
	EBITDAR	$2,962,075	$2,838,619

	Debt	$5,206,344	$5,005,930
	Capital lease obligations	179,905	154,303
	Add: rent x 6	1,996,358	1,893,480
	Adjusted debt	$7,382,607	$7,053,713

	Adjusted debt to EBITDAR	2.5	2.5

	Selected Cash Flow Information
	(in thousands)
		17 Weeks Ended	16 Weeks Ended	53 Weeks Ended	52 Weeks Ended
		August 31, 2019	August 25, 2018	August 31, 2019	August 25, 2018

	Depreciation and amortization	$118,839	$107,993	$369,957	$345,084
	Capital spending	$182,203	$194,640	$496,050	$521,788

	Cash flow before share repurchases:
	Increase/(decrease) in cash and cash equivalents	$2,242	$(562)	$(41,524)	$(75,446)
	Less increase/(decrease) in debt	53,201	49,800	204,700	(79,800)
	Add back share repurchases	691,780	664,858	2,004,896	1,592,013
	Cash flow before share repurchases and changes in debt	$640,821	$614,496	$1,758,672	$1,596,367

	Other Selected Financial Information
	(in thousands, except ROIC)
		August 31, 2019	August 25, 2018

	Cumulative share repurchases ($ since fiscal 1998)	$21,423,207	$19,418,311
	Remaining share authorization ($)	476,793	231,689

	Cumulative share repurchases (shares since fiscal 1998)	146,870	144,688

	Shares outstanding, end of quarter	24,038	25,742

		Trailing 4 Quarters
		53 Weeks Ended	52 Weeks Ended
		August 31, 2019	August 25, 2018
	Net income	$1,617,221	$1,337,536
	Adjustments:
	Impairment before tax impact	-	193,162
	Pension termination before tax impact	-	130,263
	Interest expense	184,804	174,527
	Rent expense	332,726	315,580
	Tax effect*	(105,576)	(211,806)
	Deferred tax liabilities, net of repatriation tax	(6,340)	(132,113)
	After-tax return	$2,022,835	$1,807,149

	Average debt**	5,126,286	5,013,678
	Average stockholders' deficit**	(1,615,339)	(1,433,196)
	Add: Rent x 6	1,996,358	1,893,480
	Average capital lease obligations**	162,591	156,198
	Pre-tax invested capital	$5,669,896	$5,630,160

	Return on Invested Capital (ROIC)	35.7%	32.1%

*	Effective tax rate over trailing four quarters for the 53 weeks ended August 31, 2019 is 20.4%. Effective tax rate over trailing four quarters for the 52 weeks ended August 25, 2018 is 24.2% for impairment, 28.1% for pension termination and 26.2% for interest and rent expense
**	All averages are computed based on trailing 5 quarter balances

AutoZone's 4th Quarter Highlights - Fiscal 2019

Condensed Consolidated Statements of Operations

Store Count & Square Footage

17 Weeks Ended	16 Weeks Ended	53 Weeks Ended	52 Weeks Ended
August 31, 2019	August 25, 2018	August 31, 2019	August 25, 2018

Domestic stores (Domestic):
Store count:
Beginning stores	5,686	5,540	5,618	5,465
Stores opened	86	78	154	155
Stores closed	-	-	-	2
Ending stores	5,772	5,618	5,772	5,618

Relocated stores	-	4	2	7

Stores with commercial programs	4,893	4,741	4,893	4,741

Square footage (in thousands):	37,769	36,746	37,769	36,746

Mexico stores:
Stores opened	28	28	40	40
Total stores in Mexico	604	564	604	564

Brazil stores:
Stores opened	10	4	15	6
Total stores in Brazil	35	20	35	20

Total stores	6,411	6,202	6,411	6,202

Square footage (in thousands):	42,526	41,066	42,526	41,066
Square footage per store	6,633	6,621	6,633	6,621

Sales Statistics
($ in thousands, except sales per average square foot)
17 Weeks Ended	16 Weeks Ended	53 Weeks Ended	52 Weeks Ended
Total AutoZone Stores (Domestic, Mexico and Brazil)	August 31, 2019 (1)	August 25, 2018	August 31, 2019 (1)	August 25, 2018
Sales per average store	$617	$569	$1,847	$1,778
Sales per average square foot	$93	$86	$279	$269

Total Auto Parts (Domestic, Mexico, Brazil and IMC)
Total auto parts sales	$3,917,062	$3,499,313	$11,645,235	$10,951,498	(2)
% Increase vs. LY	11.9%	3.0%	6.3%	4.1%

Domestic Commercial
Total domestic commercial sales	$886,516	$731,834	$2,562,830	$2,214,208
% Increase vs. LY	21.1%	8.8%	15.7%	7.3%

All Other (ALLDATA and AutoAnything)
All other sales	$71,373	$59,456	$218,508	$269,579	(3)
% Increase vs. LY	20.0%	(48.4%)	(18.9%)	(26.2%)

(1)	Fiscal 2019 results include an additional week of sales of approximately $51.3M for Domestic Commercial, $234.5M for Total Auto Parts and $4.1M for All Other. Sales per average store and sales per average square foot benefited from the additional week by $37K and $6K, respectively
(2)	Results include IMC, which was sold during the third quarter of fiscal 2018 (effective April 4, 2018)
(3)	Results include AutoAnything, which was sold during the third quarter of fiscal 2018 (effective February 26, 2018)

16 Weeks Ended	16 Weeks Ended	52 Weeks Ended	52 Weeks Ended
August 31, 2019	August 25, 2018	August 31, 2019	August 25, 2018
Domestic same store sales	3.0%	(4)	2.2%	3.0%	(4)	1.8%

(4)	August 31, 2019 Domestic same store sales have been reported on a comparable basis to exclude the impact of the additional week

Inventory Statistics (Total Stores)
as of	as of
August 31, 2019	August 25, 2018
Accounts payable/inventory	112.6%	111.8%

(in thousands)
Inventory	$4,319,113	$3,943,670
Inventory per store	674	636
Net inventory (net of payables)	(545,799)	(465,702)
Net inventory / per store	(85)	(75)

Trailing 5 Quarters
August 31, 2019	August 25, 2018
Inventory turns	1.3	x	1.3	x